Exhibit 99.1

Company Contact:	Maggie Feeney
Executive Vice President and Chief Financial Officer
Cache, Inc.
(212) 575-3206

Investor Relations:	Allison Malkin/Rachel Schacter
ICR, Inc.
(203) 682-8225/(646) 277-1243

CACHE ANNOUNCES EX-RIGHTS DATE OF APRIL 9, 2013 FOR

ITS RIGHTS OFFERING

New York, New York — April 9, 2013 — Cache, Inc. (“Cache”) (NASDAQ: CACH), a specialty chain of women’s apparel stores, announced that the NASDAQ Global Select Market (“NASDAQ”) has established Tuesday, April 9, 2013 as the “ex-rights” date for its previously announced $8.0 million rights offering.  Cache had announced on April 8, 2013 that the ex-rights date would be the first trading day following the date of the first stand-alone trade of any of the offering’s subscription rights, which are themselves transferable and have been listed for trading on NASDAQ under the symbol “CACHR” since Friday, April 5, 2013.  On Monday, April 8, 2013, the first such stand-alone trade of the offering’s subscription rights was executed.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of any securities referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The rights offering is being made only by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

A copy of this prospectus, or further information with respect to the rights offering, may be obtained by calling the Information Agent, Laurel Hill Advisory Group, LLC, toll free at 888-742-1305.

About Cache, Inc.

Cache is a nationwide, mall-based specialty retailer of sophisticated sportswear and social occasion dresses targeting style-conscious women who have a youthful attitude and are self-confident. Cache currently operates 249 stores, primarily situated in central locations in high traffic, upscale malls in 41 states, the Virgin Islands and Puerto Rico.